Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Graham Corporation

20 Florence Avenue

Batavia, New York 14020

We consent to the incorporation by reference in the Registration Statement (No. 333-169015) on Form S-8 of our report dated June 26, 2015, appearing in this Annual Report on Form 11-K of the Graham Corporation Employee Stock Purchase Plan for the year ended March 31, 2015.

/s/ FREED MAXICK CPAs, P.C.
Freed Maxick CPAs, P.C.
Buffalo, New York
June 26, 2015